Filed Pursuant to Rule 433

Registration No. 333-192954

April 15, 2016

PRICING TERM SHEET
(Relating to the Preliminary Prospectus Supplement dated April 15, 2016 and the Prospectus dated January 31, 2014)

Issuer:	Oglethorpe Power Corporation (An Electric Membership Corporation) (“OGLETH”)
Security:	4.25% First Mortgage Bonds, Series 2016 A due 2046
Ratings:*	Moody’s:	Baa1 (Stable Outlook)
	Standard & Poor’s:	A (Negative Outlook)
	Fitch:	A (Negative Outlook)
Size:	$250,000,000
Price to Public:	98.370%
Maturity Date:	April 1, 2046
Treasury Benchmark	3.00% due November 15, 2045
Treasury Price and Yield:	Price: 109-11+ Yield: 2.548%
Spread to Treasury:	T + 180 basis points
Re-offer Yield:	4.348%
Make-Whole Call: Par Call:	T + 30 basis points prior to October 1, 2045 100% any date on or after October 1, 2045
Coupon:	4.25%
Interest Payment Dates:	April 1 and October 1 of each year beginning October 1, 2016
Format:	SEC Registered
Denominations:	$1,000 and any integral multiple thereof
CUSIP:	677050AL0
ISIN Number:	US677050AL09
Trade Date:	April 15, 2016
Expected Settlement Date:	April 21, 2016 (T+4)
Underwriters’ Discount	0.875%
Joint Book Runners	Mitsubishi UFJ Securities (USA), Inc. (20%) Mizuho Securities USA Inc. (20%) RBC Capital Markets, LLC (20%)

Senior Co-Managers:	Merrill Lynch, Pierce Fenner & Smith Incorporated (8.89%) J.P. Morgan Securities LLC (8.89%)

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC (4.44%) Fifth Third Securities, Inc. (4.44%) Goldman, Sachs & Co. (4.44%) Regions Securities LLC (4.44%) Wells Fargo Securities, LLC (4.44%)

* Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Oglethorpe Power Corporation at 770-270-7600 or calling Mitsubishi UFJ Securities (USA), Inc. at (877) 649-6848.